Aaron’s Provides COVID-19-Related Business Update

ATLANTA, March 23, 2020 – Aaron's, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, today announced business updates in connection with the continued spread of COVID-19.

“Over the last several weeks, we have been aggressively adapting our business in reaction to the ongoing COVID-19 pandemic while following the guidance of local, state and federal authorities,” said John Robinson, Aaron’s, Inc. President and Chief Executive Officer. “Our primary concern is the health and safety of our associates and customers. We are taking significant steps to reduce the risk of exposure, while continuing to provide our customers with the essential products they need such as refrigerators, freezers, mattresses and computers. We are adapting our operations to protect our associates while still serving our customers who need our products now more than ever.”

In response to the virus, the following are several of the key actions we have taken:

Progressive Leasing

•	Progressive continues to support its retail partners and has adapted to the needs of those who remain open for business

•	Progressive’s customer support, merchant support, and customer payment assistance associates have been transitioned to work from home with all operations functioning remotely

•	Nearly all Progressive executive and support associates are working from home and continue to support the business

The Aaron’s Business

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Except where otherwise directed by governmental authorities, the Aaron’s Business is shifting to e-commerce and curbside service only for all its corporate stores until further notice. Curbside services will include order processing, merchandise pickup, returns and payments

•	The Aaron’s Business will continue to deliver orders to customers’ homes. Deliveries are being made to the customer’s door and all in-home installation services have been suspended

•	Nearly all Aaron’s Business executives and support associates are working from home and continue to support the business

“We are taking these precautionary measures to protect our associates, customers and the public. As this situation evolves and government mandates change, we will continue to adjust our policies,” Robinson continued.

Financial Update

“While our balance sheet is conservatively capitalized, we have drawn $300 million on our revolving credit facility to bolster the Company’s cash position. This revolver draw, combined with strong operating cash flow in the first quarter of the year, resulted in a cash balance of approximately $550 million as of March 15. In addition, we have $185 million of remaining availability on the revolver, which gives us access to further liquidity if needed,” said Mr. Robinson.

While each of the Company’s businesses were ahead of expectations on revenue, earnings, portfolio performance and cash generation through March 15, the Company is withdrawing its full year 2020 financial outlook, previously issued on February 20, 2020, due to the uncertainties resulting from COVID-19.

Management is taking actions at both Progressive and the Aaron’s Business to protect its businesses and will continue to do so until we return to a more normalized business environment. Additional updates will be provided as appropriate.

About Aaron’s, Inc.

Headquartered in Atlanta, Aaron’s, Inc. (NYSE: AAN), is a leading omnichannel provider of lease-purchase solutions. Progressive Leasing provides lease-purchase solutions through approximately 22,000 retail partner locations in 46 states and the District of Columbia, including e-commerce merchants. The Aaron’s Business engages in the sales and lease ownership and specialty retailing of furniture, home appliances, consumer electronics and accessories through its approximately 1,500 Company-operated and franchised stores in 47 states, Puerto Rico and Canada, as well as its e-commerce platform, Aarons.com. Vive Financial ("Vive", formerly Dent- A-Med, Inc.), provides a variety of second-look credit products that are originated through federally-insured banks. For more information, visit investor.aarons.com, Aarons.com, ProgLeasing.com, and ViveCard.com.

Safe Harbor

Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding our business that are not historical facts are "forward-looking statements" that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements.  Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as "believe,” “expects,” “aimed” “position,” “expectations,” "outlook," and similar terminology.  These risks and uncertainties include factors such as the effects on our business of the COVID-19 pandemic, including its impact on our revenue and overall financial performance and the manner in which we are able to conduct our operations; increases in lease merchandise write-offs and the provision for returns and uncollectible renewal payments in light of the impact of the COVID-19 pandemic; and the other risks and uncertainties discussed under "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Statements in this press release that are "forward-looking" include without limitation statements about our ability to effectively manage our business through the challenges presented by the COVID-19 pandemic and any longer-lasting economic downturn resulting therefrom; our ability to continue servicing our customers during the COVID-19 pandemic; customer demand for our products; the effectiveness of the measures we are taking to protect our customers, employees and the general public from becoming infected with the coronavirus; and our liquidity position as we face the challenges of the COVID-19 pandemic. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Contact

Aaron’s, Inc.
Michael P. Dickerson
Vice President, Corporate Communications & Investor Relations
678-402-3590
mike.dickerson@aarons.com